Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 23, 2009, with respect to the consolidated financial statements of All American Group, Inc. and Subsidiaries (f/k/a Coachmen Industries, Inc. and Subsidiaries) included in the Proxy Statement/Prospectus of All American Group, Inc. and Specialty Vehicles Liquidating Trust that is made a part of this Amendment No. 1 to Registration Statement (No. 333-171241) (Form S-4) for the registration of 36,750,083 units of beneficial interest in Specialty Vehicles Liquidating Trust.
/s/ Ernst & Young LLP
Grand Rapids, Michigan
January 21, 2011